Exhibit 4.33
June 24, 2021
To:
Itaú Unibanco S.A. Miami Branch
200 South Biscayne Boulevard, Suite 2100,
Miami, Florida 33131-5336,
USA
CONTINUING STANDBY LETTER OF CREDIT AGREEMENT
Dear Sir or Madam:
In consideration of the issuance by you, Itaú Unibanco S.A. Miami Branch (the “Bank”), in your sole discretion, of an irrevocable standby letter of credit in order to secure any and all obligations of the undersigned, Arcos Dorados Holdings Inc. (the “Applicant”, “us” or “we”) to McDonald’s Latin America, LLC (the “Beneficiary”) arising upon the occurrence of any of the events expressly set forth under Section 7.9.2 of the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants among McDonald’s Latin America, LLC, LatAm, LLC, the subsidiaries listed in Exhibit I thereto, Arcos Dorados Holdings Inc. (as successor to Arcos Dorados Limited named therein), Arcos Dorados Cooperatieve U.A., Arcos Dorados B.V. and Los Laureles Ltd., dated as of November 10, 2008, as amended by Amendment No. 1 to the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of August 31, 2010, Amendment No. 2 to the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of June 3, 2011 and Amendment No. 3 to the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of March 17, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Master Franchise Agreement” and the “Underlying Obligations”, respectively), substantially in accordance with the terms and conditions provided by the Applicant in the application, duly executed by authorized signatories of the Applicant in the form of Exhibit A hereto (the “Application” and the irrevocable standby letter of credit issued in accordance with such conditions, the “Credit”), we hereby unconditionally agree with the terms and conditions of this Continuing Standby Letter of Credit Agreement (the “Agreement”) with respect to the Credit. We understand and agree that you do not have an obligation to issue the Credit upon receipt of an Application.
1.Reimbursement
As to drafts, demands or drawings under the Credit which are payable in United States currency, we agree to reimburse you, within 2 (two) Business Days following our receipt of notice of such drafts, at your office in immediately available funds, the amount due on such draft. All amounts due to you, from us, shall be paid at account # 400-945-207 with JP MORGAN CHASE Bank New York, in favor of Itaú Unibanco S.A. Miami Branch, 200 South Biscayne Boulevard, Suite 2100, Miami, Florida 33131-5336, USA (or at such other address or pursuant to such other payment instructions you notify to us in writing), without defense, set-off, cross-claim or counterclaim of any kind and free and clear of all present and future taxes, levies, imposts, deductions, charges and withholdings whatsoever.

2.Fees and Expenses
We agree to pay you free and clear of all present and future taxes, levies, imposts, deductions, charges and withholdings whatsoever, in respect of the Credit, the commission set forth in the Application (the “Fee”) on the payment date(s) specified in such Application, and all reasonable charges and expenses of every kind (including legal services) paid or incurred by you or your correspondents (A) in connection with the Credit, including costs of reserve requirements, if any, and (B) relating to the enforcement of your rights hereunder and claims or demands by you against us (including, without limitation, reasonable attorney’s fees) within 2 (two) Business Days following our receipt of notice of such expenses. Additionally, if the Credit has to be re-issued due to the original Credit having been lost, stolen, mutilated or destroyed, the Applicant shall pay to you, as a condition precedent for the re-issuance of the Credit, an additional fee of 1.00% over the amount of the Fee.
The Fee shall be increased in accordance with the following conditions (it being understood, for the avoidance of doubt, that the amount of any such increase shall be payable on the payment date(s) following the delivery of written notice of such increase by you):
(i)if the Net Leverage Ratio calculated pursuant to our quarterly and/or annually consolidated financial statements is greater than 4.5:1.0, then, commencing on the date of such delivery until the delivery of succeeding financial statements with a Net Leverage Ratio equal to or less than 4.5:1.0, the Fee shall be increased automatically as set forth below:

Net Leverage Ratio	Fee
Greater than 4.5:1.0 but less than or equal to 4.75:1.0	Fee increased by 0.25% per annum
Greater than 4.75:1.0 but less than or equal to 5.00:1.0	Fee increased by 0.50% per annum
Greater than 5.00:1.0 but less than or equal to 5.25:1.0	Fee increased by 1.00% per annum
Greater than 5.25:1.0 but less than or equal to 5.50:1.0	Fee increased by 1.50% per annum
Greater than 5.50:1.00	Fee increased by 2.00% per annum

In this provision, the following capitalized terms shall have the respective meanings assigned below:
“Adjusted Consolidated EBITDA” shall mean, with respect to any Person on a consolidated basis for any period, Consolidated Net Income for such Person for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vi) of this clause (a) reduced such Consolidated Net Income for the respective period for which Adjusted Consolidated EBITDA is being determined):

(i)    Consolidated Interest Expense for such period;
(ii)    provision for taxes based on income, profits or capital of the Applicant and its Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP;
(iii)    depreciation and amortization expense of the Applicant and its Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP;
(iv)    restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure/consolidation of facilities and any fees payable in connection with any franchise disputes);
(v)    any other non-operating and/or non-recurring charges, expenses or losses of the Applicant and its Subsidiaries for such period;
(vi)    any deductions attributable to minority interests;
minus (b) (in each case without duplication and to the extent the respective amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which Adjusted Consolidated EBITDA is being determined) non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of the Applicant and the Subsidiaries for such period.
“Board of Directors” means, with respect to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.
“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under U.S. GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with U.S. GAAP.
“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated and whether or not voting) of equity of such Person, including each class of Common Stock, Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.
“Cash Equivalents” means:
(1)    U.S. dollars, or money in the local currency of any country in which the Applicant or any of its Restricted Subsidiaries operates;
(2)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the

United States of America, in each case maturing within one year from the date of acquisition thereof;
(3)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any country recognized by the Unites States of America maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s or any successor thereto;
(4)    commercial paper outstanding at any time issued by any Person that is organized under the laws of the United States of America, any state thereof or any Latin American country recognized by the United States of America and rated P-1 or better from Moody’s or A-1 or better from S&P or, with respect to Persons organized outside of the United States of America, a local market credit rating at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s and in each case with maturities of not more than 360 (three hundred and sixty) days from the date of acquisition thereof;
(5)    demand deposits, certificates of deposit, overnight deposits and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America and at the time of acquisition thereof has capital and surplus in excess of US$500 million (or the foreign currency equivalent thereof) and a rating of P-1 or better from Moody’s or A-1 or better from S&P or, with respect to a commercial bank organized outside of the United States of America, a local market credit rating of at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s, or with government owned financial institution that is organized under the laws of any of the countries in which the Applicant’s Restricted Subsidiaries conduct business;
(6)    insured demand deposits made in the ordinary course of business and consistent with the Applicant’s or its Subsidiaries’ customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof;
(7)    repurchase obligations with a term of not more than 360 (three hundred and sixty) days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (5) above;
(8)    substantially similar investments denominated in the currency of any jurisdiction in which the Applicant or any of its Restricted Subsidiaries conducts business of issuers whose country’s credit rating is at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s; and
(9)    investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (8) above.
“Commodity Agreement” means, with respect to any Person, any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.
“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum (without duplication) determined on a consolidated basis in accordance with U.S. GAAP of:
(1)    the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Applicant) for such period determined on a consolidated basis in accordance with U.S. GAAP, including, without limitation, the following (whether or not interest expense in accordance with U.S. GAAP):
(a)    any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Applicant) in the form of additional Indebtedness;
(b)    any amortization of deferred financing costs;
(c)    the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under U.S. GAAP; provided that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to U.S. GAAP, such net benefits are otherwise reflected in Consolidated Net Income;
(d)    all capitalized interest;
(e)    the interest portion of any deferred payment obligation;
(f)    any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Applicant or any Restricted Subsidiary in connection with a Permitted Receivables Financing;
(g)    commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances; and

(h)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Applicant) or secured by a lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Applicant), whether or not such guarantee or lien is called upon; and
(2)    the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Applicant) during such period.
“Consolidated Interest Income” shall mean, for any period, with respect to any Person and its consolidated Subsidiaries, total interest income, whether paid or accrued, all as determined in accordance with U.S. GAAP.
“Consolidated Net Income” shall mean, for any period, with respect to any Person and its Subsidiaries, the aggregate of the Net Income for such period on a consolidated basis, provided however, that there will be excluded therefrom to the extent reflected in such aggregate Net Income:
(i)    any net after-tax extraordinary, special (reflected as a separate line item on a consolidated income statement prepared in accordance with U.S. GAAP on a basis consistent with historical practices) or non-recurring gain or loss (less all fees and expenses relating thereto) or income or expense or charge including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of the Person;
(ii)    any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations; and
(iii)    any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Person).
“Consolidated Net Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to the aggregate amount (without duplication) of all Indebtedness of such Person and its Subsidiaries outstanding at such time less the sum of (without duplication) consolidated cash and Cash Equivalents and consolidated marketable securities recorded as current assets (except for any Capital Stock in any Person) in all cases determined in accordance with U.S. GAAP and as set forth in the most recent consolidated balance sheet of the Applicant and its Subsidiaries.

“Convertibility Event” shall mean (a) an act or series of acts (whether through action or inaction), directly or indirectly, taken (or not taken), directed, authorized, ratified or approved by the Host Government that prevents the Subsidiary Guarantor, from directly or indirectly: (i) converting any currency into such payment currency under the Guaranteed Obligations; and/or (ii) transferring outside Brazil the funds needed to comply with Subsidiary Guarantor’s obligations hereunder and under the Guaranteed Obligations, as applicable, in such currency and place of payment as corresponding to such Guaranteed Obligations; or (b) failure by the Host Government (or by entities authorized under the laws of Brazil to operate in the foreign exchange markets) to effect a conversion and/or transfer under (a) above on behalf of the Subsidiary Guarantor.
“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed solely to hedge foreign currency risk of such Person.
“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including, without limitation, any Common Stock, Preferred Stock, any limited or general partnership interest and any limited liability company membership interest.
“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Applicant acting in good faith, and will be evidenced by a Board Resolution.
“Guaranteed Obligations” shall mean, collectively, the full and punctual payment when due and payable (whether at stated maturity, by acceleration or otherwise) of the Applicant’s obligations and liabilities to the Bank (whether such obligations and/or liabilities are due and payable on the date hereof or due and payable from time to time thereafter, whether for principal, interest, fees, expenses, indemnification or otherwise) in respect of the Credit and the Agreement, including without limitation the Applicant’s reimbursement obligations for payments made by the Bank under the Credit.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
“Host Government” shall mean (a) the present or any succeeding governing authority (without regard to the method of its succession or as to whether it is internationally recognized) in effective control of all or any part of the territory of Brazil or any political or territorial subdivision thereof (including any dependent territory); and (b) any other public authority in or of Brazil on which regulatory powers are conferred by the laws of Brazil or by actions of any other public authority.
“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Applicant will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Applicant and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will be considered an Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person, without duplication:
(1)    the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;
(2)    the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all Capitalized Lease Obligations of such Person;
(4)    all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

(5)    all reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent incurred in the ordinary course of business and such obligation is satisfied within 20 (twenty) Business Days of Incurrence);
(6)    guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;
(7)    all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Indebtedness so secured;
(8)    all net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);
(9)    the amount of all Permitted Receivables Financings of such Person;
(10)    all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:
(a)    if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required; and
(b)    if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingency obligations at such date.
“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed solely to hedge interest rate risk of such Person.
“Issue Date” means the date of the issuance of the Credit.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with U.S. GAAP.
“Net Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Net Indebtedness for such Person as of such date to Adjusted Consolidated EBITDA for such Person for the four most recent full fiscal consecutive quarters of the Applicant for which financial statements are available ending prior to the date of such determination.
“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Applicant or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Applicant and its Restricted Subsidiaries.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.
“Restricted Subsidiary” means any Subsidiary of the Applicant, which at the time of determination is not an Unrestricted Subsidiary.
“Securitization Subsidiary” means a Subsidiary of the Applicant:
1.    that is designated a “Securitization Subsidiary” by the Board of Directors,
2.    that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,
3.    no portion of the Indebtedness or any other obligation, contingent or otherwise, of which
(a)    is guaranteed by the Applicant or any Restricted Subsidiary of the Applicant,
(b)    is recourse to or obligates the Applicant or any Restricted Subsidiary of the Applicant in any way, or
(c)    subjects any property or asset of the Applicant or any Restricted Subsidiary of the Applicant, directly or indirectly, contingently or otherwise, to the satisfaction thereof,
4.    with respect to which neither the Applicant nor any Restricted Subsidiary of the Applicant (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.
“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.
“Unrestricted Subsidiary” shall mean the Subsidiaries that are designated as Unrestricted Subsidiaries by the Applicant’s Board of Directors. It being understood that any such designation may be revoked by the Applicant’s Board of Directors.
“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the board of directors (or equivalent governing body) of such Person. The term “normally entitled” means without regard to any contingency.
(ii)    upon the occurrence and during the continuance of an Event of Default (other than an Event of Default under Section 9(B) hereto arising from a default in respect of Section 8(xiv)) the Fee shall be increased automatically by 1.00% per annum (for the avoidance of doubt, an Event of Default shall not be deemed to have occurred hereunder until the relevant cure period shall have expired); and
(iii)    upon the occurrence and during the continuance of any default by us in the performance of any of the covenants set forth in Section 8 clauses (i)(a), (i)(b), (v), (vi) or (vii) (that shall continue to be unremedied for a period of 30 (thirty) days from the occurrence of such default), the Fee shall be increased automatically by 0.50% per annum, provided that (a) if such event results from a default in the performance of any covenant set forth in Section 8 clauses (i)(a) or (i)(b) and it has not been cured within 60 (sixty) days after it first occurred, the Fee shall be increased automatically by 0.75% per annum, and (b) if such event results from a default in the performance of any covenant under Section 8 clauses (i)(a) or (i)(b) and it has not been cured within 90 (ninety) days after it first occurred, the Fee shall be increased automatically by 1.00% per annum.
Provided that, notwithstanding anything to the contrary set forth in the foregoing, in no event shall the Fee at any time exceed more than 2.00% per annum the level stated in the Application.

For purposes of the foregoing, (i) the Net Leverage Ratio shall be determined as of the end of each fiscal quarter of the Applicant’s fiscal year, based upon the financial statements for the four most recent full fiscal consecutive quarters of the Applicant for which financial statements are available ending prior to the date of such determination, and (ii) each change in the Fee resulting from a change in the Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Bank of the financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change.
The Fee shall be due notwithstanding any cancellation of the Credit prior to the scheduled expiry date thereof. In such case, you shall not be required to return any amounts to the Applicant.
3.Interest
From the date of payment of any draft, demand or drawing under the Credit by you to the Beneficiary, and until complete payment by us to you of any amounts due hereunder, if any amount, including without limitation principal, interest, fees, premiums, expenses or any other amount, is not paid when due (whether at maturity, by acceleration or otherwise), we agree to pay you interest per annum at a rate equal to 3% (three percent).
4.Acceptance
You may accept or pay any draft, document or other written or electronic demand for payment under the Credit, even if such demand is not in the form of a negotiable instrument, appearing on its face to substantially comply with the terms and conditions of the Credit and be signed or presented by the appropriate person, including, if any, the beneficiary’s successors or any other person required by the Credit. You do not have a duty to grant our waivers of discrepancies, nor to seek waivers of discrepancies from us. You may honor (and shall be entitled to reimbursement plus interest, if any) a previously dishonored presentation under the Credit, whether pursuant to court order, to settle or compromise any claim that it was wrongfully dishonored or otherwise. You do not have a duty to extend the term of the Credit or issue a replacement Credit. None of these circumstances shall cause you or any of your affiliates or correspondents to be liable to us. You do not have any duty to notify us of your receipt of a demand presented under the Credit or of your decision to honor such demand, but you will notify us in case you decide not to honor a demand, within 1 (one) Business Day from such decision.
Additionally, due to the nature of the Credit, and regardless of any language included therein (or any interpretation thereof that could be made in that respect), you shall have no obligation or responsibility for (i) the verification of actual occurrence of any event regarding the Underlying Obligations, (ii) the verification of the actual default by the Applicant of any of the Underlying Obligations and/or (iii) due diligence over the documentation detailed in the Credit (other than verifying that the Sight Draft and the Drawing Certificate – as defined in the Credit – conform with the forms attached to the Credit and all blanks thereto have been completed). In this respect, any declaration or statement of the Beneficiary (including the character of the “Authorized Officers” as defined in the Credit) shall be deemed as valid and undisputable under the Credit, without any duty of verification or due diligence whatsoever on your part.

Also, since the Credit creates a first demand payment obligation, any payment made by you to the Beneficiary shall be at all times regarded as valid and duly made in your respect. Any further claims shall be brought between the Beneficiary and us, it being understood that you will have duly complied with your duties under the Credit by delivering prompt payment to the Beneficiary.
5.Obligations
Our obligations under this Agreement (the “Obligations”) shall be unqualified, absolute, unconditional, irrevocable and payable in the manner and method provided herein, irrespective of:
(i)any action taken or not taken or suffered by you or any of your correspondents or affiliates, if done in “good faith” as defined in Article 5 of the New York Uniform Commercial Code, in connection with any Credit or related drafts, documents or property,
(ii)any lack of validity or enforceability of any document, instrument or agreement relating to the Underlying Obligations;
(iii)any amendment or waiver of or any consent to departure from all or any of the provisions of any document, instrument or agreement relating to the Underlying Obligations;
(iv)the existence of any claim, setoff, defense or other right which we or you may have at any time against the Beneficiary, against you or any other person or entity, whether in connection with this Agreement or any document, instrument or agreement relating to the Underlying Obligations;
(v)any statement, draft or any other document presented under the Credit or in connection therewith proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(vi)payment by you under the Credit against presentation of a demand or certificate that does not comply with the terms of such Credit, provided that neither your determination that documents presented under such Credit comply with the terms thereof, nor such payment, shall have constituted gross negligence or willful misconduct of your part, or failure to comply with the relevant standard of care prescribed by the Uniform Commercial Code; and
(vii)any other act or omission to act or delay of any kind by you or any other person or any other event or circumstance whatsoever that might, but the provisions of this section, constitute a legal or equitable discharge or defense to our obligations hereunder.
We acknowledge that your rights and obligations under the Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying the Credit entered into between us and any other party other than you and that the Credit issued under this Agreement shall be irrevocable. Your responsibility concerning the payment in respect to the Underlying Obligations will not exceed the limit of Credit set forth in the Application.

Payment under certain earlier stand by letter of credit: as here declared by us, (i) Credit Suisse AG has issued the Irrevocable Standby Letter of Credit, dated as of November 10, 2008, between Credit Suisse AG and McDonald’s Latin America, LLC (the “CS SBLC”) in similar terms as the Credit to be issued by you. To the extent the CS SBLC is then in effect we agree we shall use our commercially reasonable best efforts to cause the Beneficiary to make demands for drawings under the CS SBLC prior to any demands for drawings under the Credit.
6.Indemnification and Limitation on Liability
Unless otherwise provided herein, you may, without incurring any liability or impairing your entitlement to reimbursement under this Agreement, honor the Credit despite notice from us of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the Beneficiary or any other person. You will not be regarded as the drafter of the Credit, even if you assisted in preparing the text of the Credit or amendments thereto. You will not be liable for any consequential or special damages, or for damages resulting from fluctuations in the value of foreign currency, goods, services or other property covered by the Credit.
We will indemnify and hold you, your correspondents and your officers, directors, affiliates, employees, attorneys and agents (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees and disbursements, other dispute resolution expenses and costs of collection that arise out of or in connection with: (A) the issuance of the Credit, (B) any payment, acceptance or action taken or not taken, (C) the enforcement of this Agreement or (D) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority or any other cause beyond your control or the control of your correspondents or agents, except with respect to clauses (A) to (C) above to the extent a court of competent jurisdiction finds, in a final, non-appealable judgment, that it resulted from such Indemnitees’ gross negligence or willful misconduct. We will pay within 2 (two) Business Days after the Applicant’s receipt of notice of such due, all amounts owing under this Section.
Neither you nor your correspondents shall assume any liability to anyone for failure to pay or to accept a demand under the Credit if such failure is due to any applicable legal or regulatory restriction in force at the time and place of presentment. Unless otherwise provided herein, neither you nor your correspondents shall be responsible for (A) verifying the existence of any act, condition or statement made by any party in relation to their drawing or presentment under the Credit or in verifying or passing judgment on the reasonableness of any statement made by any party in relation to their drawing or presentment under the Credit or requesting or requiring the presentation of any document, including a default certificate, not required under the terms and conditions of the Credit, (B) the identity or authority of any signer or the form, validity, sufficiency, accuracy, legal effect or genuineness of documents presented under the Credit, including documents relating to transfer or assignment of rights under the Credit, if such documents on their face appear to comply with the terms of the Credit, even if such documents should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (C) each Credit’s effectiveness or suitability for our purpose, (D) any delay or failure to give any notice, (E) any breach of contract between the Beneficiary and ourselves, (F) any act or failure to act by the Beneficiary or the solvency of the Beneficiary, (G) the failure to arrive of any drafts or other documents which have been sent to you, (H) errors, omissions, interruptions or delays in transmission or delivery of any message, advice, document or proceeds in connection with the Credit, by mail, courier, cable, telegraph, wireless, telex or otherwise, or for errors in interpretation of technical terms or in translation, whether or not they be in cipher, and (I) any error, neglect or default, suspension or insolvency of any of the correspondents you have selected in your commercially reasonable discretion. None of the above shall affect, impair, or prevent the vesting of any of your rights or powers hereunder.
7.Consents and Approvals
We agree to promptly procure any licenses or certificates that you may reasonably consider to be necessary in connection with the execution of the contract, agreement or understanding underlying the Credit, and to provide you with any copies of documents, agreements or evidence and information, including financial information regarding the undersigned, as you may reasonably require or request from time to time.
8.Covenants
We shall, until any and all of our obligations hereunder are paid in full:
(i)furnish to you, either electronically or in hard copies, (a) within 120 (one hundred and twenty) days after the close of each fiscal year, our consolidated balance sheet and the related consolidated statements of income and retained earnings and statements of cash flows for such year, certified by an independent public accountant, prepared in accordance with U.S. GAAP and fairly present in all material respect our financial condition as of such date, and (b) within 90 (ninety) days after the close of each quarterly accounting period, our consolidated balance sheet and the related consolidated statements of income and retained earnings and statements of cash flows for such quarterly accounting period, prepared in accordance with U.S. GAAP and fairly representing in all material respect our financial condition as of such date and (c) together with the information detailed in (a) and (b) above, as the case may be, a certified statement regarding level of the Net Leverage Ratio, the Consolidated Net Indebtedness and the Adjusted Consolidated EBITDA.
(ii)promptly, and in any event within 3 (three) Business Days after we deliver the same to the Beneficiary, furnish to you copies of all certificates that we may deliver to the Beneficiary, in accordance with Section 7.19 of the Master Franchise Agreement,
(iii)promptly, and in any event within 3 (three) Business Days after any of our authorized officers (or those of our Subsidiaries) obtains knowledge thereof, furnish to you notice of (i) the occurrence of any event which constitutes and Event of Default; (ii) the occurrence of any Effective Termination or an automatic termination pursuant to Section 22.5 of the Master Franchise Agreement and the date of such occurrence, (iii) any notice of any claim pending or threatened in writing (a) against ourselves, our controlling or holding entities or any of our Subsidiaries party to the Master Franchise Agreement, which could reasonably be expected to have a Material Adverse Effect (as defined below) or (b) with respect to this Agreement or the Master Franchise Agreement, which could reasonably be expected to result in the exercise of any remedies under, or termination of, this Agreement or the Master Franchise Agreement.

(iv)promptly, and in any event within 3 (three) Business Days after we deliver the same to the Beneficiary under the Master Franchise Agreement, furnish to you notice of any pending or threatened environmental claim against ourselves or our Subsidiaries.
(v)use our commercially reasonable efforts to ensure we retain our material rights (and those of our affiliates) under the Master Franchise Agreement taken as a whole.
(vi)do, and cause each of our Subsidiaries to do, all things necessary to preserve and keep in full force and effect our (and their) existence and material rights, franchises, licenses, permits, copyrights, trademarks and patents, provided however, that nothing in this provision shall (a) prevent our or any of our Subsidiaries withdrawal of its qualification as a foreign company in any jurisdiction if such withdrawal could not, either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (b) require us or any of our Subsidiaries to preserve or keep in full force and effect any right, franchises, license, permits, copyrights, trademarks or patents, if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(vii)comply, and will cause each of our Subsidiaries to comply, with all applicable laws of, and all applicable restrictions imposed by all governmental authorities in respect of the conduct of our business and the ownership of our property, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(viii)keep proper books of record and accounts in which full, true and correct entries in accordance with applicable GAAP and all requirements of law shall be made of all dealings and transactions in relation to our business and activities.
(ix)perform all of our obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which we are bound (including, without limitation (a) all obligations under the Master Franchise Agreement and any other document relating thereto and (b) all claims of materialmen or warehousemen which, if unpaid, might by operation of the law give rise to a lien) except to extent that the failure to perform such obligations (a) could not reasonably be expected to have a Material Adverse Effect or (b) with respect to the payment, observance or performance of any indebtedness (other than our obligations hereunder) would not give rise to an Event of Default.
(x)pay and discharge all taxes, assessments and governmental charges or levies imposed upon us or our profits or income, or upon any of our property and all lawful claims, provided that we shall not be required to pay any such tax, assessment, charge, levy or claim to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently pursued, (b) we have maintained on our books adequate reserves with respect thereto in accordance with the applicable GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(xi)regarding ourselves and our Subsidiaries, to (a) keep property necessary to our business and such of our Subsidiaries in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as we or our Subsidiaries, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(xii)not permit ourselves or any of our Subsidiaries , on a consolidated basis, to cease to be solvent at any time.
(xiii)not (a) cause or permit any direct or indirect transfer, in whole or in part, of the Master Franchise Agreement and (b) amend, modify, change or waive any term or provision of the Master Franchise Agreement without your consent, unless such amendment, modification, change or other action could not reasonably be expected to be adverse in any material respect to your interests (it being understood that any amendment, modification or waiver to the Master Franchise Agreement that makes the terms of such agreement less restrictive to, or burdensome on, the Applicant shall be deemed not adverse to your interests).
(xiv)not permit the Net Leverage Ratio for any period ending on the last day of a fiscal quarter to be greater than 4.5:1.0.
(xv)not, without your prior consent, take or cause to be taken any action to make a “Debt Assumption Election” (as defined in the Master Franchise Agreement) under Section 21.6.2. of the Master Franchise Agreement;
(xvi)inform you the Unrestricted Subsidiaries, in case they are designated by the Applicant’s Board of Directors; and
(xvii)As of July 31, 2022, every and each standby letter of credit issued by a financial entity in favor of the Beneficiary, in compliance with the provisions set forth in the Master Franchise Agreement, shall have Arcos Dorados Holdings Inc., as applicant. If, as of such date, such covenant is not in compliance, the Bank will have the right to replace the Credit with the issuance of a standby letter of credit in favor of the Beneficiary, having Arcos Dorados B.V. as applicant (the “SBLC ADBV”). The Applicant shall cause Arcos Dorados B.V. to comply with the KYC process in order to be able to issue the SBLC ADBV. Such SBLC ADBV will have a fee of 2.75% n.a.
For the purposes of this clause “Material Adverse Effect” shall be understood as any material adverse effect on (a) our business, condition (financial or otherwise), operations, performance or properties or those of our Subsidiaries, or (b) the ability of us or any of our Subsidiaries to perform its duties under any document, instrument or agreement related to the Underlying Obligations.

9.Outstanding Amount. Events of Default
The outstanding amount under the Credit shall be reduced by the amount of any drawing under it, until the reimbursement of such amount and all other amounts then due and payable for which reasonably-detailed written invoices have been delivered to us, in which case the outstanding amount shall be increased (but in no event exceeding the Total Amount, as defined in the Application) in the amount of the reimbursed amounts detailed above only after 5 (five) days from the receipt of such funds, at your satisfaction. The obligation of increasing the outstanding amount under the Credit shall not be binding against you if one of the following events of default (each of these, an “Event of Default”) shall, in your sole reasonable opinion, have occurred and be continuing:
A.a default in the payment of any amount due and payable to you, your assigns or successors to Itaú Unibanco S.A. and/or any of its affiliates, controlled, controlling entities or entities under common control with Itaú Unibanco S.A. under this Agreement;
B.a material violation or breach of any of the other terms and conditions of this Agreement (including without limitation, a default in the performance of any of the covenants set for in Section 8 above, other than Section 8 clauses (i)(a), (i)(b), (v), (vi) and (vii).
C.an Event of Default under the Applicant’s 6.625% Senior Notes due 2023 and 5.875% Senior Notes due 2027 as defined in the terms and conditions applicable to such notes;
D.in respect to the Guarantee Letter (as defined below) if upon the occurrence of any of the following: (i) the aggregate revenues from the Subsidiary Guarantor (as defined below) represent at any time less than 50% of total Adjusted Consolidated EBITDA of the Applicant, measured quarterly over consolidated financial statements of the Applicant; or (ii) a Convertibility Event, or (iii) any other event, circumstance or fact that directly or indirectly prevents the Subsidiary Guarantor from complying with its obligations under the Guarantee Letter or under the Guaranteed Obligations, as applicable, in the same terms and conditions as agreed in the Guaranteed Obligations;
E.the filing by ourselves of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now or hereafter in effect, or the initiation of a similar or comparable proceeding under any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by us to the institution of proceedings under such Title 11 or a similar or comparable proceeding under any such other law or to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) with respect to ourselves or any part of our property, or the making by us of any assignment for the benefit of creditors, or our failure to generally pay our debts as they become due, or the taking of corporate or other action to authorize any of the foregoing;
F.the entry of a decree or order by a court having jurisdiction for relief in respect of ourselves under Title 11 of the United States Code, as now or hereafter in effect, or any similar or comparable action of any court having jurisdiction under any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of ourselves or any part of our properties, or ordering the winding-up or the liquidation of our affairs;

G.a proceeding or case shall be commenced, without the application or consent on our part in any court of competent jurisdiction, seeking (a) our liquidation, dissolution, arrangement or winding-up, or the composition or readjustment or our debts, (b) the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of ourselves or any part of our properties or our assets; or (c) similar relief in respect to ourselves under any law relating to bankruptcy, insolvency, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 45 (forty five) days;
H.any material provision of the Agreement shall for any reason cease to be valid and binding on us or we shall so state in writing;
I.it is or will reasonably expected to become unlawful for us to perform or comply with any one or more of our material obligations under the Agreement;
J.the occurrence and continuance of a Material Breach (as such term is defined in the Master Franchise Agreement) under the Master Franchise Agreement, which Material Breach shall continue for 90 (ninety) days from the date such Material Breach first occurred and shall not have been waived;
K.the failure by the Master Franchisee (as such term is defined in the Master Franchise Agreement) to comply with any of its obligations under Section 7.20 of the Master Franchise Agreement; or
L.the occurrence of any of the above events to any person or entity that guarantees any of our obligations under this Agreement (including without limitation, the issuer of the Guarantee Letter).
Upon the occurrence of an Event of Default, you shall have the right to send to us a notice of Event of Default as detailed in the Credit. As long as the Event of Default is still continuing, there shall be no obligation on your part to increase the outstanding amount under the Credit.
10.Remedies
We agree that if at any time or from time to time you shall retain an attorney for the enforcement or protection of your rights hereunder, then upon each such retention, said reasonable attorney’s fees will be immediately due and owing by us.
11.Amendments and Modifications
We agree that this Agreement shall be binding on us with respect to any extension of the maturity or time for presentment of drafts, or documents, any increase in the amount of the Credit or any other modification of the terms of any Credits, made at our request or with our consent. Our Obligations shall not be reduced or impaired in any way by any agreement you and the Beneficiary may make to extend your time to honor drafts or to give notice of discrepancies.

12.Waiver
You shall not be deemed to have any of your rights waived hereunder unless you or your authorized agent shall have signed such waiver in writing. No failure on your part to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by you of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. We further agree that your rights, remedies and powers hereunder shall continue unimpaired and that we shall be and remain obligated in accordance with the terms hereof notwithstanding the partial exercise by you of any right, remedy or power, at any time or times, or of any rights or interests therein, or any delay, extension of time, renewal, release, substitution or addition of parties, compromise or other indulgence granted by you, in reference to any of the Obligations, or any promissory note, draft, demand, document, bill of exchange or other instrument given in connection therewith, we hereby waive all notice of any delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consent to be bound as fully and effectually as if we had expressly agreed thereto in advance.
13.Successors and Assigns
The Obligations hereof shall continue in force, and apply, notwithstanding any change in our corporate structure, membership or ownership, and the Obligations hereof shall bind us and our representatives, successors and permitted assigns, and all rights, benefits and privileges hereby conferred on you shall be and hereby are extended to and conferred upon and may be enforced by your successors and assigns. Neither party may transfer or otherwise assign its rights and obligations hereunder, in whole or in part, without the consent of the other party hereto, except if an Event of Default has occurred under this Agreement and/or the Application, in which case you may freely transfer or otherwise assign your rights and obligations hereunder, without the need of prior notification or consent from us but with the prior written consent of the Beneficiary. However, you may grant participation in your rights and obligations hereunder without any prior notification or consent, provided that any such participation arrangement shall not in any way diminish your status or obligations under this Agreement or the Credit; provided, further, that we shall have no obligation to provide any notice or information pursuant to this Agreement to any person other than you and the terms and conditions applicable to us shall remain unchanged. You may disclose information pertaining to us, as it relates to this Agreement or the Credit, solely to actual or potential transferees, assignees affiliates or contractors provided that such parties agree to maintain the confidentiality of such information or as otherwise required by law.
14.Notice
Notices and demands under this Agreement shall be in writing, delivered by hand, courier, first class mail postage prepaid or registered mail and will be effective, if to you, when sent to your address appearing above, and if to us, when sent to our address appearing below with our signature, or any such other address as either party hereto may inform the other parties in writing. Notices to the Beneficiary shall be effective when sent to the address maintained in your records and we shall hold you harmless against any claim by the Beneficiary of non-receipt of any notice.

15.Promissory Note and Guarantee Letter. Representations and Warranties
The Applicant shall deliver to you (a) a promissory note evidencing its obligations hereunder (hereinafter referred to as “Promissory Note”) issued by the Applicant and guaranteed by Arcos Dourados Comercio de Alimentos S.A. (the “Subsidiary Guarantor”) in the form of Exhibit B hereto; and (b) a guarantee letter to be granted by the Subsidiary Guarantor guarantying the full and punctual payment when due (whether at stated maturity, by acceleration or otherwise) of the Applicant’s obligations and liabilities to you (whether such obligations and/or liabilities are presently due or will become due in the future, whether for principal, interest, fees, expenses, indemnification or otherwise) in respect of the Credit and this Agreement, including, without limitation, the Applicant’s reimbursement obligations for payments made by you under the Credit (the “Guarantee Letter”). The failure of the Applicant to comply with any obligation to reimburse you for drawings under the Credit or with any obligation to pay the Fee, costs and/or taxes in respect to this Agreement, the Application or the Credit, when such amounts are due and payable, will entitle you to claim immediately the Promissory Note and/or the Guarantee Letter or resort any other remedies in order to receive payments in respect of the Credit, provided that you shall have the power to offset any of its credits hereunder with any credits or deposits the Applicant may have with you. For the avoidance of doubt, the right to offset any credits hereunder granted by the immediately preceding sentence shall not apply to any credits or deposits that any of the Applicant’s affiliates or Subsidiaries may have with you.
The Applicant represents and warrants that: (i) it has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under this Agreement and under the Promissory Note; (ii) the execution, delivery and performance by the Applicant of this Agreement and the Promissory Note have been duly authorized by all necessary action on the part of the Applicant; (iii) this Agreement, the Application and the Promissory Note have been duly executed and delivered by the Applicant, and constitute the Applicant’s legal, valid and binding obligations, enforceable against the Applicant in accordance with their respective terms; and (iv) the obligations of the Applicant under the Agreement and under the Promissory Note do not require consent from any person pursuant to any applicable laws or, to the extent such consent is required, it has already been obtained, has not been revoked and is in full force and effect on the date hereof.
The Applicant acknowledges that each of the following are conditions precedent to you issuing the Credit in accordance with this Agreement: the delivery of (i) the Promissory Note, (ii) the Guarantee Letter, (iii) a board of directors’ resolution of the Subsidiary Guarantor approving the execution of the Guarantee Letter, (iv) a board of directors’ resolution of the Applicant approving the transaction contemplated herein and (v) a capacity legal opinion of (a) Lefosse Advogados, special Brazilian counsel to the Bank, in relation to the Guarantee Letter and (b) Maples and Calder, special British Virgin Islands counsel to the Bank, in relation to the Agreement, in each case, in form and substance satisfactory to the Bank.
16.Entire Agreement; Rights and Remedies Cumulative.
This Agreement constitutes the entire agreement between the parties concerning your issuance of the Credit for our account and supersedes all prior or simultaneous agreements. Each and every right, remedy and power hereby granted to you or allowed to you by law or other agreement shall be cumulative and not exclusive of any other and may be exercised by you from time to time.

17.Termination; Survival.
This is a continuing agreement and shall remain in effect until your receipt of our written notice of termination. Termination of this Agreement shall not release us from any existing liability for our Obligations, or resulting from or relating to the Credit.
It is expressly understood you shall be released from your obligations under the Credit upon occurrence of the earliest to occur of any of the expiry dates provided therein, but only to the extent that the Beneficiary has not presented to you before such date any proper demand for payment under the Credit which remains to be paid to the Beneficiary.
18.Defined terms; Interpretation; Severability.
The term “Application” as used in this Agreement means a written and signed application substantially in the form of Exhibit A attached hereto that we deliver to you or such other writing that we deliver to you with sufficient information to enable you to prepare and issue or amend the Credit for our account. The term “Business Day” as used in this Agreement means any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks are required or authorized by law or by local proclamation to close in the city or cities specified herein or if no city is so specified, in New York City and in São Paulo. The word “property” as used in this Agreement includes cash proceeds, deposit accounts, goods and documents relative thereto, securities, funds, and any and all other forms of property, whether real, personal or mixed and any right or interest therein.
Headings are included only for convenience. The term “including” means “including without limitation”. If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected. Delivery of a signed signature page to this Agreement via fax shall be as effective as physical delivery of the signed original counterpart.
19.Governing Law; Service of Process; Waivers.
Each Credit shall be subject to the International Standby Practices 1998, International Chamber of Commerce (ICC) Publication 590 (ISP 98) in effect at the same time of the issuance of such Credit. This Agreement and the rights and obligations of all parties hereto shall be governed by the laws of the State of New York, United States of America, including, without limitation, Section 5-1401 of the New York General Obligations Law, but excluding any conflicts of law principles that would lead to the application of the laws of another jurisdiction. The provisions herein are supplemental to, and not in substitution of the ISP 98 to the extent consistent with (and not in limitation of) the provisions of this Agreement.
We irrevocably submit to the non-exclusive jurisdiction of any state courts sitting in the City of New York, New York, United States of America or in the United States District Court for the Southern District of New York and irrevocably waive any objection to venue or claim of inconvenience to such courts. We agree not to bring any action in connection herewith in any jurisdiction outside of New York, New York. We irrevocably consent to service of process by sending copies of such process to our notice address indicated near our signature below. Final judgment against us in any action or proceeding shall be enforceable against us in other jurisdictions in accordance with applicable law. We irrevocably waive any immunities from jurisdiction of any court or legal process that we (or our property) may now have or later acquire with respect to our Obligations.

WE, THE APPLICANT AND YOU, EACH IRREVOCABLY WAIVE OUR RIGHTS TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDIT OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Very truly yours, By Arcos Dorados Holdings Inc. (the “Applicant”).
Signature	/s/ Mariano Tannebaum	Signature	/s/ Marcelo Rabach
Name:	Mariano Tannebaum	Name:	Marcelo Rabach
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Itaú Unibanco S.A. and its branches, affiliates and Subsidiaries offer financial services worldwide to a broad range of customers. Applicants acknowledge and accept that Itaú Unibanco S.A. or any of its branches, affiliates or Subsidiaries may perform more than one role in relation to a certain Credit, including to advise the Credit.

For Bank Use Only
Itaú Unibanco S.A. Miami Branch approval section

Signature	Signature
Name:	Name:
Title:	Title:

Exhibit A
Application for Standby Letter of Credit
Itaú Unibanco S.A. Miami Branch
Attention: Operations Department

Applicant Name: Address:	Expiry Date (drafts must be presented on or before this date):
Advising Bank Name: Address:	Total Amount (the “Total Amount”):
Beneficiary: Name: Address:	Letter of Credit No. Date:

This Application is for the issuance of standby letter of credit so as to secure any and all obligations of the undersigned, Arcos Dorados Holdings Inc. (the “Applicant”) to McDonald’s Latin America, LLC (the “Beneficiary”) arising upon the occurrence of any of the events expressly set forth under Section 7.9.2 of the Master Franchise Agreement for McDonald’s Restaurants among McDonald’s Latin America, LLC, LatAm, LLC, the subsidiaries listed in Exhibit I thereto, Arcos Dorados Holdings Inc. (as successor to Arcos Dorados Limited named therein), Arcos Dorados Cooperatieve U.A., Arcos Dorados B.V. and Los Laureles Ltd., dated as of November 10, 2008 (the “Underlying Obligations”), substantially in the form of Exhibit I hereto (the “Credit”), and under and subject to the terms and conditions of the Continuing Standby Letter of Credit Agreement dated ________________, (the “Agreement”) to be available by sight payment with Itaú Unibanco S.A. Miami Branch against presentation of (select all that apply):
    1. A demand conforming with the requirements specified in the attached form of Standby Letter of Credit.
    2. Additional terms and conditions:________________________________ ___________________ (if necessary, attach signed addendum to this Application).
The Applicant shall pay Itaú Unibanco S.A. Miami Branch on each anniversary from the date hereof a commission of 2.75% per annum (computed on the basis of actual number of days elapsed over a 360-day year), in advance, calculated over the Total Amount, even if at the due date of payment the outstanding amount under the Credit is less than such Total Amount (the “Fee”). Such Fee shall be paid on _____________________ (insert payment date) together with the amounts corresponding to any applicable withholding tax.

The Credit shall be transmitted by SWIFT. All banking charges are for the account of the Applicant.
In consideration of the establishment of the Credit substantially as applied for herein, we have read the Agreement and agree that its terms and conditions are made a part of this Application and are hereby accepted by us.

Applicant’s Name:	Applicant Address:

Date:	Date:

Applicant may submit an executed copy of this Application in original form to Itaú Unibanco S.A. Miami Branch, 200 South Biscayne Boulevard, Suite 2100, Miami, Florida 33131-5336, USA and Applicant will be bound by such given instructions.

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EXHIBIT I
FORM OF THE CREDIT
IRREVOCABLE STANDBY LETTER OF CREDIT
No. [_]
June [__], 2021
McDonald’s Latin America, LLC
c/o McDonald’s Corporation
2915 Jorie Boulevard
Oak Brook, IL 60523
Attention: Treasurer, McDonald’s Corporation
Sir/Madam:
At the request and for the account of ARCOS DORADOS HOLDINGS INC., a private company with limited liability organized under the laws of British Virgin Islands (together with its successors and assigns, the “Obligor”), Itaú Unibanco S.A. Miami Branch, (together with its successors and assigns, the “Bank”), hereby establishes in favor of McDONALD’S LATIN AMERICA, LLC (together with its permitted successors and assigns, “McDonald’s” or the “Beneficiary”), this Irrevocable Standby Letter of Credit in an amount equal to US$15,000,000.00 (the “Original Stated Amount”) which is available upon presentation of your sight draft in the form of Exhibit 1 (the “Sight Draft”), accompanied by a drawing certificate in the form of Exhibit 2 (the “Drawing Certificate”). The Original Stated Amount is subject to adjustment as provided herein. In no event shall the amount available for drawing hereunder from time to time, adjusted as aforesaid (the “Stated Amount”) exceed the Original Stated Amount.
The following capitalized terms shall have the respective meanings assigned below (each such meaning to be equally applicable to the singular and plural forms of the respective terms so defined):
“Authorized Officer” means any of the chief executive officer, president, chief financial officer, general counsel, treasurer, director, vice president, assistant vice president, managing member, manager and any officer with equivalent authority.
“Bank’s Presentation Office” means (i) 200 South Biscayne Boulevard, Suite 2100, Miami, Florida 33131-5336, USA or (ii) such other branch or office of the Bank in the United States of America which may be designated by the Bank by written notice to the Beneficiary.
“Brazil MFA” means the second amended and restated master franchise agreement dated as of November 10, 2008, between McDonald’s and Arcos Dourados Comercio de Alimentos, Ltda., as amended, modified or supplemented from time to time in accordance with such agreement.
“Business Day” means any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
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“Call Option Settlement” means the later to occur of (x) the deposit of cash in U.S. dollars in an amount equal to the Call Option Price with the Escrow Agent or any Trustee, as the case may be, in accordance with Section 3.4 (Payment of Call Option Price) of the McDonald’s Intercreditor Agreement, and (y) (i) the release of the Equity Interests of the Master Franchisee and the MF Subsidiaries to McDonald’s (as such terms are defined in the McDonald’s Intercreditor Agreement); and (ii) the release of all Liens of the Bank Creditors and the L/C Bank with respect to such Equity Interests, all in accordance with the McDonald’s Intercreditor Agreement.
“End Date” means June [__], 2024.
“Effective Termination” means the termination by McDonald’s of the Master Franchisee Rights with respect to all Territories then subject to the Master Franchise Agreement and the Brazil MFA, which shall be deemed to have occurred on the earlier of (a) the date set forth in a written notice, which, notice shall be reasonably satisfactory in form and scope to McDonald’s to give effect to the provisions hereof, delivered by Master Franchisee to McDonald’s acknowledging such termination with respect to all such Territories; provided that (i) such written notice shall serve only as evidence of Master Franchisee’s agreement that the grant of Master Franchisee Rights is of no further force or effect and that all Master Franchisee Parties must cease all exercise of Master Franchisee Rights as and in the manner contemplated by this Agreement; and (ii) such written notice or the absence thereof shall not be in derogation of the rights of Master Franchisee to assert the wrongfulness of such termination or the rights of McDonald’s to take all appropriate action to enforce its termination of the Master Franchisee Rights; and (b) the last date on which a final non-appealable judgment is rendered with respect to (i) the termination date of the Master Franchise Agreement with respect to all Territories; and (ii) the amount of damages awarded to McDonald’s in connection therewith.
“Master Franchise Agreement” means the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of November 10, 2008, among McDonald’s, the Master Franchisee, each of the MF Subsidiaries and the other parties named therein, as amended by Amendment No. 1 to the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of August 31, 2010, Amendment No. 2 to the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of June 3, 2011 and Amendment No. 3 to the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of March 17, 2016, and as amended, modified or supplemented from time to time in accordance with such agreement.
“Master Franchisee” means LatAm, LLC, a limited liability company organized under the laws of the State of Delaware.
“Master Franchisee Parties” means the Master Franchisee and each of the MF Subsidiaries.
“Master Franchisee Rights” means the rights granted by McDonald’s to the Master Franchisee under Section 3.1 of the Master Franchise Agreement.
“MF Subsidiaries” means each of the subsidiaries of the Master Franchisee listed in Exhibit 1 to the Master Franchise Agreement, as such exhibit may be updated from time to time.
4

“Territory” means each of Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curaçao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Uruguay, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix. “Territories” has a correlative meaning.
Demand for payment may be made by the Beneficiary under this Letter of Credit at any time during the Bank’s business hours at the Bank’s Presentation Office on a Business Day at or before the Expiration Date. The Bank hereby irrevocably authorizes a drawing in respect of such a demand on any Business Day at or prior to the Expiration Date in accordance with the terms and conditions hereinafter set forth, and such drawing shall be in an amount not exceeding the then-applicable Stated Amount. Only the Beneficiary may make a drawing under this Letter of Credit. Partial drawings are allowed under this Letter of Credit.
Each drawing hereunder shall be made after the Beneficiary used its commercially reasonable efforts to draw the amount due under the Irrevocable Standby Letter of Credit, dated as of November 10, 2008, between Credit Suisse AG and McDonald’s, by presentation to the Bank by facsimile (facsimile no. +351 21 388 7219 or such other facsimile number as the Bank may notify to the Beneficiary in writing from time to time), followed by physical delivery (it being understood that if a drawing is made by facsimile followed by physical delivery, then (i) physical delivery shall not be a condition necessary for payment and (ii) the demand for payment shall be deemed made upon the earlier of receipt by the Bank of the facsimile and physical delivery) or by physical delivery alone, of a Sight Draft, together with a fully-completed applicable Drawing Certificate, each purporting to be signed by an Authorized Officer of the Beneficiary and in the form set forth in Exhibit 1 and Exhibit 2, respectively. Each Sight Draft and each Drawing Certificate shall be dated the respective date of presentation to the Bank of such Sight Draft and Drawing Certificate. Presentation of such documents shall be made to the Bank at the Bank’s Presentation Office. If a Sight Draft or Drawing Certificate presented by the Beneficiary does not conform to the forms attached hereto or is not duly completed, the Bank shall give the Beneficiary prompt notice, and in any event within 2 (two) Business Days after such presentation, that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reason therefor and that the Bank will upon the Beneficiary’s instructions hold any Sight Draft and Drawing Certificate at the Beneficiary’s disposal or return the same to the Beneficiary. Upon being notified that a demand for payment was not effected in conformity with this Letter of Credit, the Beneficiary may correct any such non-conforming demand for payment at any time prior to the Expiration Date.
If demand for payment is made by the Beneficiary hereunder at or prior to 10:00 A.M. (New York time) on a Business Day, and provided that such demand for payment and the Sight Draft and Drawing Certificate presented in connection therewith conform to the terms and conditions hereof, then payment shall be made to the Beneficiary in the amount demanded, in immediately-available U.S. dollar funds, in accordance with the Beneficiary’s payment instructions to the Bank, not later than 5:00 P.M. (New York time) on the next Business Day. If demand for payment is made by the Beneficiary hereunder after 10:00 A.M. (New York time) on a Business Day, and provided that such demand for payment and the Sight Draft and Drawing Certificate presented in connection therewith conform to the terms and conditions hereof, payment shall be made to the Beneficiary in the amount demanded, in immediately-available U.S. dollar funds, in accordance with the Beneficiary’s payment instructions to the Bank, not later than 5:00 P.M. (New York time) on the second Business Day following the day the demand is made.
5

The Stated Amount of this Letter of Credit shall be reduced by the amount of any drawing hereunder until the reimbursement of such amount and all other amounts then due and payable for which reasonably-detailed written invoices have been delivered to the Obligor, in each case in accordance with the terms of the Application and the Continuing Standby Letter of Credit Agreement dated as of June 24, 2021, relating to this Letter of Credit, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), between Obligor and the Bank. The Stated Amount shall be increased by the amount of any reimbursement pursuant to the terms of the Reimbursement Agreement unless, prior to or on the date of reimbursement, the Bank shall have delivered to the Obligor and the Beneficiary a notice of Event of Default in the form of Exhibit 3 (a “Notice of Event of Default”). If the Obligor shall have received a Notice of Event of Default, then the Stated Amount shall not be increased until the Obligor or the Beneficiary shall have delivered to the Bank, and the Bank shall have countersigned in acknowledgement, a subsequent notice of cure in the form of Exhibit 4 (a “Notice of Cure”), and within 5 (five) days upon the delivery of such a Notice of Cure, the Stated Amount shall increase by the amount of such reimbursement.
This Letter of Credit shall expire (the date of such expiration, the “Expiration Date”) at the close of business at the counters of Itaú Unibanco S.A. Miami Branch, on the earliest to occur of the following:
(a)    the End Date;
(b)    the date of the Bank’s receipt of a certificate of the Beneficiary, signed by an Authorized Officer of the Beneficiary, stating that a Call Option Settlement has occurred;
(c)    the date that is 30 (thirty) Business Days after the date specified in a certificate of the Beneficiary delivered to the Bank as being the date on which an Effective Termination has occurred, purportedly signed by an Authorized Officer of the Beneficiary, stating that an Effective Termination has occurred and the date of such occurrence;
(d)    the date of the Bank’s receipt of a written notice from the Obligor, and countersigned by an Authorized Officer of the Beneficiary, authorizing the Bank to cancel this Letter of Credit, provided that the original of this Letter of Credit must accompany such written notice, and provided further that the Obligor may not deliver such a notice for effect as of any date prior to the day falling two years prior to the then applicable Expiration Date other than with the written consent of the Bank, which consent may be granted or withheld by the Bank in its sole discretion; and
(e)    the date that is 30 (thirty) Business Days after the date specified in a certificate of the Beneficiary, purportedly signed by an Authorized Officer of the Beneficiary, delivered to the Bank as being the date on which an automatic termination pursuant to Section 22.5 of the Master Franchise Agreement has occurred.
It is expressly understood by the Beneficiary that any and all obligations of the Bank under this Letter of Credit shall cease to exist upon occurrence of the Expiration Date and from that date on the Bank will be released of any and all of such obligations, even if the original of this Letter of Credit is not returned to the Bank or if any of the statements, declarations or notices stated in (b), (c), (d) or (e) above turn out not to be true, applicable or accurate.
6

The Bank acknowledges that the obligations of the Bank hereunder are independent from any obligation of Obligor or of any other person. All payments made under this Letter of Credit shall be made solely from funds or assets of the Bank, and not from any funds or assets or other property whatsoever of the Obligor or any other person.
This Letter of Credit is non-negotiable and shall inure only to the benefit of the Beneficiary. The Beneficiary may transfer any of its rights or benefits hereunder upon the Bank’s express written consent (which consent may be granted or withheld by the Bank in its sole discretion). Any purported assignment of proceeds or transfer without such consent shall be null and void.
If the original of this Letter of Credit has been lost, stolen, mutilated or destroyed, upon receipt of (i) in the case of loss, theft or destruction of this Letter of Credit, a certificate purportedly signed by an Authorized Officer of the Beneficiary to such effect and indemnifying the Bank against any loss, costs, damages or expense which may arise as a result of such loss, theft or destruction; or (ii) in the case of mutilation of this Letter of Credit, upon receipt of the mutilated Letter of Credit, the Bank will issue a replacement Letter of Credit within 5 (five) Business Days in favor of the Beneficiary dated the same date, marked “Duplicate of Original” or similar, in an amount equal to the Stated Amount and on the same terms and with the same Expiration Date as this Letter of Credit. The loss, theft, mutilation or destruction of the original of this Letter of Credit shall be without prejudice to the rights of the Beneficiary to make drawings hereunder pending its receipt of a replacement Letter of Credit in accordance with this paragraph.
This Letter of Credit shall be subject to and governed by the International Standby Practices, International Chamber of Commerce (ICC), Publication No. 590 (ISP 98) and the laws of the State of New York (including Article 5 of the Uniform Commercial Code, as adopted in the State of New York) and, in the event of any conflict, the laws of the State of New York will control.
All disputes relating to the interpretation, meaning, enforcement and payment of this Letter of Credit shall be subject to the exclusive jurisdiction of a state or federal court sitting in the county of New York in the state of New York. In the event any such dispute arises, each party hereto irrevocably submits to personal jurisdiction in a state or federal court sitting in the county of New York in the state of New York for all matters related to this Letter of Credit.
Communications and notices with respect to this Letter of Credit shall be in writing and shall be addressed to the respective addresses set forth below or such other address as may hereafter be furnished by such party to the other parties by like notice. Communications shall specifically refer to the reference number of this Letter of Credit. Notices sent by hand or overnight courier shall be deemed to have been given when actually received and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
If to Beneficiary:
McDonald’s Latin America, LLC
c/o McDonald’s Corporation
2915 Jorie Boulevard
Oak Brook, IL 60523
Facsimile: (630) 623-5211
Attention: Treasurer McDonald’s Corporation
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With a copy to:
McDonald’s Corporation
2915 Jorie Boulevard
Oak Brook, IL 60523
Facsimile: 630-623-7012
Attention: General Counsel
If to Bank:
Itaú Unibanco S.A. Miami Branch
200 South Biscayne Boulevard, Suite 2100, Miami, Florida 33131-5336, USA
If to Obligor:
Arcos Dorados Holdings Inc.
c/o Arcos Dorados Argentina S.A
Roque Saenz Peña 432 - Olivos - Bs. As.
Argentina - B1636FFB
Tel. (54-11) 4711-2000
Fax: (54-11) 4711-2236
Attn: Lucas Brizuela
This Letter of Credit sets forth in full the undertakings of the Bank, and the undertakings hereunder shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein except for the Exhibits hereto, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such Exhibits.
[Remainder of this page intentionally left blank]
8

Very truly yours, By Itaú Unibanco S.A. Miami Branch

Name:
Title:

9

EXHIBIT 1
IRREVOCABLE STANDBY LETTER OF CREDIT
No. [_____]
[Letterhead of Beneficiary]
SIGHT DRAFT
[__________], 20__

AT SIGHT PAY TO:

[Beneficiary Address]

U.S. $_____________________	(____________________________Dollars)
[Insert amount not	[Insert amount in words]
exceeding U.S. $____________________]

[insert WIRE INSTRUCTIONS (To include name
and account number of Beneficiary)]
FOR VALUE RECEIVED AND DRAWN UNDER IRREVOCABLE STANDBY LETTER OF CREDIT NO. [____] DATED [______] ISSUED BY

By McDonald’s Latin America, LLC

Name:
Title:

11

EXHIBIT 2
IRREVOCABLE STANDBY LETTER OF CREDIT
No. [______]
DRAWING CERTIFICATE
The undersigned, an Authorized Officer of McDonald’s Latin America, LLC (the “Beneficiary”), hereby certifies in connection with the above-referenced Irrevocable Standby Letter of Credit (the “Letter of Credit”; any capitalized term used and not otherwise defined herein shall have the meaning assigned to it in the Letter of Credit), as follows:
(a) McDonald’s Latin America, LLC is the current Beneficiary under the Letter of Credit. Payment of U.S.$__________ [insert amount] (the “LC Payable”) is hereby demanded from the Bank under the Letter of Credit, which amount does not exceed the currently applicable Stated Amount.
(b) The Beneficiary is the beneficiary of certain payment obligations of the Obligor under the Master Franchise Agreement. One of the events described in Section 7.9.2 of the Master Franchise Agreement has occurred and is continuing.
(c) The Beneficiary has used its commercially reasonable efforts to draw an amount equal to the LC Payable under the Irrevocable Standby Letter of Credit, dated as of November 10, 2008, between Credit Suisse AG and McDonald’s Latin America, LLC.
Payment of the amount demanded hereunder should be made to the Beneficiary at [wire transfer details].
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the ____ day of [__________] 20[_].

By McDonald’s Latin America, LLC

Name:
Title: Authorized Officer

12

EXHIBIT 3
IRREVOCABLE STANDBY LETTER OF CREDIT
NOTICE OF EVENT OF DEFAULT
ARCOS DORADOS HOLDINS INC.,
c/o Forrestal Capital, Limited Company
1221 Brickell Avenue #1170
Miami, FL 33131
facsimile: (305) 961-2844
Attention: []
Re: Irrevocable Standby Letter Of Credit No. [     ]
    Notice of Event of Default
Sir/Madam:
The undersigned, an Authorized Officer of [ ], hereby notifies you, in connection with the above-referenced Irrevocable Standby Letter of Credit (the “Letter of Credit”; any capitalized term used and not otherwise defined herein shall have the meaning assigned to it in the Letter of Credit), that an Event of Default (as that term is defined in the Reimbursement Agreement relating to the Letter of Credit, dated as of [ ], between Obligor and the Bank, and further amended, modified and supplemented from time to time) has occurred and is continuing as of the date of this certificate.

By Itaú Unibanco S.A. Miami Branch

Name:
Title:

cc:    McDonald’s Latin America, LLC

13

IRREVOCABLE STANDBY LETTER OF CREDIT
No. [______]
NOTICE OF CURE
Itaú Unibanco S.A. Miami Branch
Re: Irrevocable Standby Letter Of Credit No. [_____]
    Notice of Cure
Sir/Madam:
The undersigned, an Authorized Officer of ARCOS DORADOS HOLDINGS Inc., hereby notifies you, in connection with the above-referenced Irrevocable Standby Letter of Credit (the “Letter of Credit”; any capitalized term used and not otherwise defined herein shall have the meaning assigned to it in the Letter of Credit), that the Event of Default (as that term is defined in the Reimbursement Agreement relating to the Letter of Credit, dated as of [____], between Obligor and the Bank, and further as amended, modified and supplemented from time to time) set forth in the Notice of Event of Default, dated [____], that the undersigned previously received from you, has been cured as of [date].

By [ARCOS DORADOS HOLDINGS INC.] [McDONALD’S LATIN AMERICA, LLC]

Name:
Title:

Acknowledged: By Itaú Unibanco S.A. Miami Branch

Name:
Title:

14

EXHIBIT B
FORM OF THE PROMISSORY NOTE
Amount: US$________
_____ (Date) _____
FOR VALUE RECEIVED, the undersigned, Arcos Dorados Holdings Inc., a company limited by shares incorporated and existing under the laws of the British Virgin Islands, registered with company number 1619553 and having its registered office at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Borrower”), HEREBY IRREVOCABLY AND UNCONDITIONALLY PROMISES TO PAY AT SIGHT (“A LA VISTA”) to the order of ITAÚ UNIBANCO S.A. Miami Branch (the “Lender”), the principal sum equal to the aggregate due and unpaid amount at any time regarding (i) the reimbursement of any drawings made under the Credit pursuant to Section 1 of the Agreement (as defined below) and (ii) the Fee, expenses and taxes pursuant to Section 2 of the Agreement. The Borrower also promises to pay interest on the outstanding principal amount hereof at the rates and payable at such times as are specified in the Agreement. Wherever used in this Promissory Note, unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
Both principal and interest hereunder are payable in lawful money of the United States of America without setoff or counterclaim (in immediately available U.S. Dollars) to the Lender, no later than 12:00 noon (New York City time) at its Account JP MORGAN CHASE, New York, NY; ABA 021000021; SWIFT CHASUS33; Number 400945207 (ITAUUS33INY), in favor of ITAU UNIBANCO S.A. Miami Branch, free and clear of, and without deduction for, any and all present and future taxes, levies, imposts, deductions, charges and withholdings whatsoever.
In the event the principal amount of this Promissory Note is not paid in full when due, such unpaid principal amount shall carry interest from the due date thereof until the date payment is received by the holder hereof (after as well as before judgment) at the rate per annum specified in the Agreement.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note. The failure of any holder of this Promissory Note to exercise any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
This Promissory Note is the Promissory Note referred to in the “CONTINUING STAND BY LETTER OF A CREDIT AGREEMENT” (the “Agreement”), dated as of June 24, 2021, signed by the Borrower and the Lender, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events therein specified.
This Promissory Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America, as specified in the Agreement.
15

In respect to the enforcement of this Promissory Note (as well as regarding any acts or procedures related to such enforcement) the Borrower irrevocable submits to the competence and jurisdiction of the state courts sitting in the City of New York, New York, United States of America or in the United States District Court for the Southern District of New York, waiving any right it may have to be judged by the courts corresponding to its jurisdiction of incorporation.
EACH OF THE BORROWER AND THE LENDER BY ITS ACCEPTANCE HEREOF, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING UNDER OR RELATED TO THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

ISSUER: BORROWER By ARCOS DORADOS HOLDINGS INC.

Name:
Title:
ID Nº:

GUARANTOR: ARCOS DOURADOS COMERCIO DE ALIMENTOS S.A. By Arcos Dourados Comercio de Alimentos S.A.

Name:
Title:
ID Nº:

16